Exhibit 5.1

December 17, 2003

Tempur-Pedic International Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

Re:	Registration Statement on Form S-1 Under the Securities Act of 1933, As Amended (File No. 333-109798)

Ladies and Gentlemen:

We have acted as counsel to Tempur-Pedic International Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act, of 1933, as amended (the “Act”), of 18,750,000 shares and up to an additional 2,812,500 shares which may be offered by the Selling Stockholders in order to cover over-allotments, if any, of common stock, par value $0.01 per share of the Company (the “Shares”), pursuant to a Registration Statement on Form S-1 (as amended, the “Registration Statement”), initially filed with the Securities and Exchange Commission on October 17, 2003.

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company and the underwriters named therein (the “Underwriting Agreement”), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefore as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when delivered and paid for by the Underwriters (as such term is defined in the Underwriting Agreement) in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal matters” in the Registration Statement.

Very truly yours,

/S/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP